EXHIBIT (h).2


                     FUND ADMINISTRATION SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this April 26, 1999, by and between Investment Advisers, Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "IAI") and Firstar Mutual Fund Services, LLC, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

         WHEREAS, IAI is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the investment manager of open-end investment management companies (the "IAI Mutual Funds") registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the IAI Mutual Funds are authorized to create separate series, each with its own separate investment portfolio (each a "Fund");

         WHEREAS, FMFS is in the business of providing, among other things, mutual fund administration services to investment companies; and

         WHEREAS, IAI desires to retain FMFS to provide mutual fund administration services to the Funds listed on Exhibit A attached hereto, as it may be amended from time to time.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, IAI and FMFS agree as follows:

1.       APPOINTMENT OF ADMINISTRATOR

         IAI hereby appoints FMFS as Administrator of the IAI Mutual Funds on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.       DUTIES AND RESPONSIBILITIES OF FMFS

         A.       General Fund Management

         1.       Act as liaison among all Fund service providers
         2.       Supply:
                  a.       Corporate secretarial services
                  b. Office facilities (which may be in FMFS's or its affiliate's own offices)
                  c. Non-investment-related statistical and research data as needed
         3.       Coordinate board communication by:
                  a.       Establish meeting agendas
                  b. Preparing board reports based on financial and administrative data
                  c.       Evaluating independent auditor
                  d. Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto
                  e.       Preparing minutes of meetings of the board and
                           shareholders


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                  f.       Recommend dividend declarations to the Board, prepare
                           and distribute to appropriate parties' notices announcing declaration of dividends and other distributions to shareholders
                  g. Provide personnel to serve as officers of the IAI Mutual Funds if so elected by the Board and attend Board meetings to present materials for Board review
                  h. Prepare expenses and director fee analysis for annual approval
         4.       Audits
                  a. Prepare appropriate schedules and assist independent auditors
                  b. Provide information to SEC and facilitate audit process
                  c.       Provide office facilities
         5.       Assist in overall operations of the Fund
         6.       Pay Fund expenses upon written authorization from the IAI
                  Mutual Funds
         7. Monitor arrangements under shareholder services or similar plan
         8.       Complete and return Fund survey information

         B.       Compliance

         1.       Regulatory Compliance
                  a. Monitor compliance with 1940 Act requirements, including:
                           1)       Asset diversification tests
                           2)       Total return and SEC yield calculations
                           3)       Maintenance of books and records under Rule
                                    31a-3
                           4) Code of Ethics for the disinterested Directors of the Fund
                  b. Monitor Fund's compliance with the policies and investment limitations of the Fund as set forth in its Prospectus and Statement of Additional Information
                  c Maintain awareness of applicable regulatory and operational service issues and recommend dispositions
         2.       Blue Sky Compliance
                  a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states
                  b. Monitor status and maintain registrations in each state
                  c. Provide information regarding material developments in state securities regulation
         3.       SEC Registration and  Reporting
                  a. Assist Fund counsel in updating Prospectus and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices
                  b. Prepare annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices
                  c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports
                  d.       File fidelity bond under Rule 17g-1
                  e.       File shareholder reports under Rule 30b2-1
                  f. Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities
                  g.       File Rule 24f-2 notices, Form N-SAR, Form N30-d


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         4.       IRS Compliance
                  a. Monitor status as a regulated investment company under Subchapter M, including without limitation, review of the following:

                           1)       Asset diversification requirements,
                                    including variable annuity testing
                           2)       Qualifying income requirements
                           3)       Distribution requirements

                  b. Calculate required distributions (including excise tax distributions)

         C.       Financial Reporting

         1. Provide financial data required by Fund's Prospectus and Statement of Additional Information;
         2. Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the board, the SEC, and independent auditors;
         3. Supervise the Funds' Custodian and Accountants in the maintenance of the general ledger and in the preparation of the Funds' financial statements, including oversight of expense accruals and payments, of the determination of net asset value of each Fund's net assets and of each Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders;
         4. Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate; and
         5. Monitor the expense accruals and notify IAI of any proposed adjustments.
         6. Prepare monthly financial statements, which will include without limitation the following items:
                           Schedule of Investments
                           Statement of Assets and Liabilities
                           Statement of Operations
                           Statement of Changes in Net Assets
                           Cash Statement
                           Schedule of Capital Gains and Losses
         7.       Prepare quarterly broker security transaction summaries.

         D.       Tax Reporting

         1. Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613 with any necessary schedules
         2.       Prepare state income breakdowns where relevant
         3. File Form 1099 Miscellaneous for payments to directors and other service providers
         4.       Monitor wash losses
         5.       Calculate eligible dividend income for corporate shareholders
         6.       Calculate federal obligation interest

         E. Subject to FMFS's agreement, perform such other tasks as routinely performed by IAI prior to the effective date of this Agreement consistent with the intent of both parties that FMFS is assuming


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all responsibilities previously exercised by IAI in connection with the services generally described herein.

3.       COMPENSATION

         FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. IAI agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4.       PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

         A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except for such an error, mistake or loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

         Notwithstanding any other provision of this Agreement (other than Section 3 above), if FMFS has exercised reasonable care in the performance of its duties under this Agreement, IAI shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losser expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under thi Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund or IAI, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Directors of the Company. This indemnification and hold harmless obligation shall not extend to any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

         FMFS shall indemnify and hold IAI harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
fees) which the IAI may sustain or incur or which may be asserted against IAI by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

         Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.



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         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim, which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the IAI Mutual Funds, all records and other information relative to the IAI Mutual Funds and prior, present, or potential shareholders of the IAI Mutual Funds (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the IAI Mutual Funds, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the IAI Mutual Funds.

6.       DATA NECESSARY TO PERFORM SERVICES

         Each Fund or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon if FMFS is also acting in another capacity for a Fund, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

7.       TERM OF AGREEMENT

         A. This Agreement shall become effective as of the date hereof and will continue in effect for a period of three years. If IAI terminates the services before the end of the third year of this Agreement, IAI agrees to reimburse FMFS for its costs incurred in the conversion of services to FMFS as follows: $1133 per month remaining in the three year term. Subsequent to the initial three year term, this Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

         B. Notwithstanding the foregoing, if the IAI Mutual Funds terminate their agreements with IAI pursuant to which IAI has retained FMFS under this Agreement, such termination shall also effectively terminate FMFS and IAI will have no responsibility to compensate FMFS in an amount equal to the fees remaining under the initial three year agreement. unless sooner terminated as provided herein, shall continue subject to Board approval in effect for successive annual periods. The Agreement may be terminated by



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either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. If the IAI Mutual Funds terminate their agreements with IAI pursuant to which IAI has retained FMFS under this Agreement, such termination shall also serve to terminate FMFS.

8.       NOTICES

         Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
Notice to FMFS shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI 53202

and notice to IAI shall be sent to:

                  IAI Mutual Funds
                  Director of Fund Administration
                  601 Second Avenue South, Suite 3700
                  Minneapolis, MN 55402

9.       NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

10.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by IAI by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of IAI, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to IAI (if such form differs from the form in which FMFS has maintained, IAI shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

11.      GOVERNING LAW

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

12.      RECORDS



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         FMFS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of a Fund and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to a Fund on and in accordance with its request. Such records shall also be made available for review by the U.S. Securities and Exchange Commission.

13.      FURTHER REPRESENTATIONS AND WARRANTIES OF FMFS

         A. FMFS represents to IAI that the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar related items of automated, computerized and/or software systems that are owned or licensed by FMFS and will be utilized by FMFS or its agents in connection with the provision of services described in this Agreement are "Year 2000 Compliant" (as defined below). As used in this Section 15 of this Agreement, the term "Year 2000 Compliant" shall mean the ability of the relevant system to provide all of the following functions:

         1. Process date information before, during and after January 1, 2000, including but not limited to accepting date specific input data, providing date specific output data, and performing calculations on dates or portions of dates;
         2. Function accurately and without interruption or malfunction before, during and after January 1, 2000, without any change in operations associated with the advent of the new millennium and assuming no other defects, bugs, viruses or other problems unrelated to Year 2000 compliance issues which disrupt functionality;
         3. Respond to two-digit, year-date input in a way that resolves the ambiguity as to century and in a disclosed, defined and predetermined manner; and
         4. Store and provide output data of date specific information in ways that are unambiguous as to century.

         The parties recognize and acknowledge that this representation and warranty was a significant inducement for IAI to enter into this Agreement.

         B. FMFS represents and warrants that it satisfies all rules and requirements under the 1940 Act for the purpose of providing the services set forth in this Agreement.

         C. To the extent FMFS make changes relating to its services, systems, programs, rules, operating schedules and equipment, it represents and warrants that any such changes will not adversely affect the services provided to a Fund under this Agreement. FMFS will provide IAI at least 90 days' prior written notice of any such material changes.

         D. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of systems needed to perform services under this Agreement. FMFS shall provide IAI with copies of such contingencies plans and any changes thereto. Representatives of IAI


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shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

INVESTMENT ADVISERS, INC.               FIRSTAR MUTUAL FUND SERVICES, LLC


By: /s/ John Alexander                  By: /s/ Robert Kern
    -------------------------------         ---------------------------------


Attest: /s/ Steven Lentz                Attest: /s/ Andrea McVoy
        ---------------------------             -----------------------------



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                                                                       EXHIBIT A

         Name of Fund                                         Effective Date
         ------------                                         --------------
         IAI INVESTMENT FUNDS I, INC.
                  IAI Bond Fund                               April 26, 1999
                  IAI Institutional Bond Fund                 April 26, 1999
         IAI INVESTMENT FUNDS II, INC.
                  IAI Growth Fund                             April 26, 1999
         IAI INVESTMENT FUNDS III, INC.
                  IAI International Fund                      April 26, 1999
         IAI INVESTMENT FUNDS IV, INC.
                  IAI Regional Fund                           April 26, 1999
         IAI INVESTMENT FUNDS VI, INC.
                  IAI Emerging Growth Fund                    April 26, 1999
                  IAI Midcap Growth Fund                      April 26, 1999
                  IAI Balanced Fund                           April 26, 1999
         IAI Money Market Fund                                April 26, 1999
                  IAI Capital Appreciation Fund               April 26, 1999
         IAI INVESTMENT FUNDS VII, INC.
                  IAI Growth & Income Fund                    April 26, 1999
         IAI INVESTMENT FUNDS VIII, INC.
                  IAI Value Fund                              April 26, 1999
         IAI RETIREMENT FUNDS, INC.
                  IAI Regional Portfolio                      April 26, 1999
                  IAI Reserve Portfolio                       April 26, 1999
                  IAI Balanced Portfolio                      April 26, 1999

Annual fee based upon fund group assets:
         7 basis points on the first $500 million
         6 basis points on the next $500 million
         4 basis points on the balance

Subject to a minimum annual fee of $25,000 per fund, in aggregate for the fund group.

Extraordinary services quoted separately.

Plus out-of-pocket expense reimbursements, including but not limited to:
         Postage
         Programming
         Stationery
         Proxies
         Retention of records
         Special reports
         Federal and state regulatory filing fees
         Certain insurance premiums
         Expenses from board of Directors meetings
         Auditing and legal expenses
Fees and out-of-pocket expense reimbursements are billed to IAI monthly



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